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                                                                      EXHIBIT 99
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Note: H.B. Fuller will host a conference call September 26, 2001 at 9:30 a.m.
central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller's website at http://www.hbfuller.com under the section shareholder information or at www.streetevents.com.


        H.B. Fuller Reports Significantly Improved Third Quarter Results


ST. PAUL, Minn. - H.B. Fuller Company (NASDAQ: FULL) today reported net income for the third quarter ended September 1, 2001 of $14.6 million or $1.03 per share (diluted). Last year's third quarter net income was $7.4 million or $0.52 per share (diluted). The increase in income includes the results of improved operating efficiencies combined with a one-time tax benefit of $0.19 per share (diluted).

Al Stroucken, chairman, president and chief executive officer remarked, "I am very proud of our total organization and the tenacity which they have demonstrated over the past year. In a difficult economic environment, our associates have continued to provide to our customers the value-added services which set us apart from our competitors while carefully managing our spend levels which has allowed us to post this significant improvement in earnings."

Third Quarter Net Sales
-----------------------
Net sales for the third quarter of 2001 were $315.7 million, a 3.1 percent decrease from the third quarter of 2000. Lower volume, a result of the weak global economies, and effects from foreign currencies accounted for a decrease of 3.1 and 2.3 percent respectively. These negative effects were partially offset by an increase in pricing of 2.3 percent.

Third Quarter Segment Sales
---------------------------
     >> North America Adhesives net sales decreased 2.0 percent compared to last year.

          o    Volume decreased 4.4 percent.
          o    Prices increased 2.6 percent.
          o    Currency had a negative impact of 0.2 percent.


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     >>   Europe Adhesives net sales decreased 5.2 percent compared to last year.
          o    Volume decreased 2.0 percent.
          o    Prices increased 4.3 percent
          o    The currency impact was a negative 7.5 percent.

     >> Latin America Adhesives net sales decreased 3.4 percent compared to last year.
          o    Volume decreased 4.1 percent.
          o    Prices increased 0.7 percent.

     >> Asia/Pacific Adhesives net sales decreased 1.9 percent compared to last year.
          o    Volume increased 6.1 percent.
          o    Prices increased 3.2 percent
          o    Negative currency effects were 11.2 percent.

     >>   Specialty Group net sales decreased 4.5 percent.
          o    Volume decreased 4.2 percent.
          o    Prices increased 0.3 percent.
          o    Negative currency effects were 0.6 percent

Operating income increased, as compared to the third quarter of 2000, in all the segments except for the Specialty Group.


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Nine Month Results
------------------
For the first nine months of 2001, net income was $32.0 million or $2.26 per share (diluted). For the same period in 2000, net income was $34.9 million or $2.47 per share (diluted).

Net sales for the first nine months of 2001 were $951.2 million, a 4.9 percent decrease from the first nine months of 2000. Volume was down 5.0 percent while selling price increases of 2.3 percent were offset by negative currency effects of 2.2 percent.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2000 sales of $1.353 billion. Common stock is traded on the NASDAQ exchange under the symbol FULL. For more information about the company, visit our website at: http://www.hbfuller.com.

Safe Harbor for Forward-Looking Statement
Certain statements in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; new product development; product mix; availability and price of raw materials and critical manufacturing equipment; new plant startups; accounts receivable collection; the company's relationships with its major customers and suppliers; changes in tax laws and tariffs; patent rights that could provide significant advantage to a competitor; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the Japanese yen, the Australian dollar and the Brazilian real); the regulatory and trade environment; and other risks as indicated from time to time in the company's filings with the Securities and Exchange Commission. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included. References to volume changes includes volume and product mix changes, combined.


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                               H.B. FULLER COMPANY
                              FINANCIAL INFORMATION
               In thousands, except per share amounts (unaudited)

                                  13 Weeks      13 Weeks       39 Weeks      39 Weeks
                                    Ended         Ended          Ended         Ended
                                  1-Sep-01      26-Aug-00      1-Sep-01      26-Aug-00
                                  ---------     ----------     ---------     ---------
Net sales                         $ 315,712     $  325,977     $ 951,153     $ 999,780
Cost of sales                      (229,789)      (239,930)     (694,442)     (720,886)
                                  ---------     ----------     ---------     ---------

Gross profit                         85,923         86,047       256,711       278,894

Selling, administrative and
   other expenses                   (61,173)       (67,034)     (194,064)     (204,459)
Nonrecurring credits                                   --            --            300
Interest expense                     (5,198)        (5,802)      (16,364)      (17,999)
Other income (expense), net          (1,537)        (1,591)       (2,229)       (2,219)
                                  ---------     ----------     ---------     ---------

Income before income taxes
   and minority interests            18,015         11,620        44,054        54,517

Income taxes                         (3,676)        (4,293)      (12,790)      (20,171)

Minority interests in
   consolidated income                 (177)          (285)         (687)       (1,262)

Income from equity investments          426            352         1,421         1,812
                                  ---------     ----------     ---------     ---------

Net income                        $  14,588     $    7,394     $  31,998     $  34,896
                                  =========     ==========     =========     =========

Basic income per common share     $    1.04     $     0.53     $    2.29     $    2.51
Diluted income per common share   $    1.03     $     0.52     $    2.26     $    2.47

Dividends per common share        $   0.215     $    0.210     $    0.64     $   0.625

Weighted-average common shares
   outstanding
   Basic                             13,985         13,938        13,976        13,903
   Diluted                           14,198         14,102        14,153        14,096



Select Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)
-------------------------------------------------------------------------------------------------------------------

Inventory                         $ 147,315     $  156,964
Trade accounts receivable, net      213,766        219,707
Trade accounts payable              111,129        118,541
Total assets                        990,867      1,008,735
Long-term debt                      230,824        250,579
Stockholders' equity                430,693        397,637


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Pursuant to FASB Emerging Issues Task Force Issue No. 00-10, Accounting for
Shipping and Handling Fees and Costs, the company has reclassified freight billed to customers from selling, administrative and other expenses to net sales, and has reclassified related freight costs from selling, administrative and other expenses to cost of sales.
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